EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
thinkorswim Group Inc.:

We consent to the use of our reports dated March 17, 2008, with respect to the consolidated balance sheets of Investools Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference.

/s/ KPMG LLP

Salt Lake City, Utah
November 20, 2008